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                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.0
                            ASSET PURCHASE AGREEMENT


                  THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into this 30th day of November, 2001 by and between CHECK TECHNOLOGY CANADA LTD. ("Buyer"), an Ontario corporation, CHECK TECHNOLOGY CORPORATION ("Check"), a Minnesota corporation, DELPHAX SYSTEMS ("Delphax Canada"), a Massachusetts general partnership, and DELPHAX SYSTEMS, INC. ("Delphax US"), a Delaware corporation (Delphax Canada and Delphax US being hereinafter collectively called "Seller");

                  WHEREAS, Seller designs, manufactures and supplies high-speed electron beam imaging digital printing systems and related parts, supplies and maintenance services (the "Business"); and

                  WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets relating to the Business owned by Seller, on the terms and conditions set forth below.

                  NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties hereto agree as follows:

1.                SALE AND PURCHASE OF ASSETS

           (a) Purchased Assets. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and agreements of Seller contained herein, Buyer will purchase from Seller at the Closing, and Seller will sell, assign, transfer, convey and deliver to Buyer at the Closing, all of the assets and properties of every kind, character and description, whether tangible, intangible, personal or mixed, and wherever located, which are owned by Seller or in which Seller has any right, title or interest, and which are used or held for use by Seller solely in the conduct of the Business, including but not limited to the following:

                  (i) Inventory and Supplies. All of the inventory, supplies and marketing materials of Seller produced or used in the operation of the Business including, without limitation, all 900/1300 printing systems ("Inventory").

                  (ii) Fixed Assets. All of the furniture, fixtures, improvements, equipment, machinery, materials, vehicles, tools, implements, appliances and other tangible personal property of every kind, character and description owned by Seller and used solely in connection with the Business and located at the facility in Mississauga, Ontario, Canada or any other location, all of which are summarized as at June 30, 2001 in Section 1(a)(ii) of the disclosure schedule attached hereto (the "Disclosure Schedule").

                  (iii) Intangible Assets. All of the goodwill relating solely to the Business, as well as the Delphax name, all telephone and fax


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                                                                              2.

                         numbers, vendor lists and files, all books and records relating to the Business, client lists and files, and the specific intellectual property owned by Seller relating to the Business which is listed in Section 1(a)(iii) of the Disclosure Schedule (such specific intellectual property being referred to as the "Transferred Intellectual Property"), subject to any rights granted by Seller with respect to the Transferred Intellectual Property as set forth in
                         Section 1(a)(iii) of the Disclosure Schedule.

                  (iv) Leases. Seller's right, title and interest in and to the real and personal property leases set forth in
                         Section 1(a)(iv) of the Disclosure Schedule ("Leases").

                  (v) Prepaid Expenses and Deposits. Any and all prepaid expenses relating to the Business as well as any security or other deposits relating to any leases which are to be assumed by Buyer under this Agreement.

                  (vi) Accounts Receivable. Any and all accounts receivable of Seller relating to the Business, excluding those balances and receivables referred to in Section 1(b)(v) below ("Accounts Receivable").

                  (vii) Contracts. All of Seller's rights in and to the contracts relating to the Business listed in Section 1(a)(vii) of the Disclosure Schedule (each, a "Contract" and collectively, the "Contracts"), and all rights and privileges in favor of Seller relating to such contracts.

                  (viii) Other Assets. Any and all other assets and properties of Seller used solely in connection with the Business, except to the extent that any of the foregoing are or relate to Excluded Assets (as defined below). The said assets and properties, excluding the Excluded Assets, are referred to herein as the "Purchased Assets".

            (b) Excluded Assets. There shall be excluded from the purchase and sale of property and assets herein contemplated the following (the "Excluded Assets"), all of which shall remain the property of Seller:

                  (i)    cash on hand or in banks or other depositories;

                  (ii) term deposits and similar cash items of, owned or held by or for the account of Seller;

                  (iii) all insurance policies relating to the operation of the Business, rights arising from any refunds due with respect to insurance premium payments and all insurance proceeds receivable by Seller;

                  (iv) tax returns, tax and financial records and reports and other documents and records pertaining to Seller's operation of the Business that Seller is required by law to retain or that will be necessary or advisable for Seller to retain, in its reasonable


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                                                                              3.

                         discretion, for tax or related purposes, other than those referred to in Section 4(b)(iv) to be maintained by Buyer as provided therein; provided that Buyer shall have the right to inspect such documents and records and make copies thereof as may be reasonably necessary for the ongoing operation of the Business, subject to receipt of Seller's prior written consent, such consent not to be unreasonably withheld;

                  (v) all accounts receivable relating to the Business that are not billed and collected by Delphax Canada administration personnel in Mississauga, Ontario and all inter-company balances, including receivables, between Seller, on the one hand, and Xerox Corporation and its affiliates (collectively, "Xerox"), on the other hand;

                  (vi) all intellectual property of Seller which is not Transferred Intellectual Property as listed in Section 1(a)(iii) of the Disclosure Schedule. Without limiting the generality of the foregoing, there shall be excluded from the sale to Buyer: (a) all intellectual property to be assigned or licensed to Check pursuant to the intellectual property assignment and license agreement attached hereto as Exhibit 7(g) (the "IP Agreement"); (b) all intellectual property referred to in Section 2.3 of the IP Agreement; (c) the tradenames and trademarks "Docuprint" and "Xerox"; (d) any other tradenames and trademarks which do not contain the name "Delphax"; (e) any tradenames, trademarks, service marks and logos related to such excluded tradenames and trademarks; and (f) all applications and registrations therefor;

                  (vii) all service contracts entered into by Xerox with customers of the Business, as listed in Section 1(b)(vii) of the Disclosure Schedule, together with the associated assets (including parts and inventory) owned by Xerox's subsidiary Continua, as referred to in
                         Section 1(b)(vii) of the Disclosure Schedule;

                  (viii) any contracts, agreements and arrangements not set
                         forth in Section 1(a)(vii) of the Disclosure Schedule, including, without limitation, any supply arrangements pursuant to which Xerox supplies parts or materials to Seller;

                  (ix) all of the shares in the capital stock of Delphax Systems (UK) Limited (United Kingdom), Delphax GMBH (Germany), Delphax OY (Finland) and Delphax SARL (France) and all assets of such companies and all books and records relating thereto;

                  (x) any assets of the Business which are not located in Canada or the United States;

                  (xi) all books, records and files relating to any Excluded Assets; and




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                                                                              4.

                  (xii) all other assets of Seller not related solely to the Business.

2.                PURCHASE PRICE, ADJUSTMENTS AND ASSUMPTION OF CERTAIN
                  LIABILITIES

           (a) Purchase Price. The total purchase price (the "Purchase Price") to be paid by Buyer to Seller in respect of the Purchased Assets shall be $14,000,000, subject to adjustment as provided in Section 2(b) below. The Purchase Price shall be payable as follows:

                  (i) the sum of $420,000 (the "Deposit") shall be payable, contemporaneously with the execution of this Agreement, by a wire transfer of same day funds into a commercial bank account to be designated by Delphax Canada. On Closing, the Deposit shall be credited to Buyer on account of the Purchase Price. If the Closing is not completed as herein contemplated solely by reason of the non-fulfillment of the condition set forth in
                         Section 6(i), then the Deposit shall be retained by Seller and Buyer shall have no further liability or obligation to Seller. If the Closing is not completed as herein contemplated by reason of: (A) the default of Buyer or Check in the performance of its obligations hereunder; or (B) the refusal of Buyer or Check to complete the transaction notwithstanding the fulfillment of the conditions set forth in Sections 6(a) to (h) or 6(j), then the Deposit shall be retained by Seller, but shall be without prejudice to any and all other rights and remedies available to Seller in respect of such failure to close. If the Closing is not completed as herein contemplated for any other reason whatsoever, then the Deposit shall be immediately returned by Seller to Buyer, but such return shall be without prejudice to any and all other rights and remedies available to Seller or Buyer in respect of such failure to close; and

                  (ii) the balance of the Purchase Price shall be payable in full at the Closing by a wire transfer of same day funds into a commercial bank account to be designated by Seller.

                  The Purchase Price shall be allocated among the entities comprising Seller in such manner as they may direct and as set out by Seller in Exhibit 2(c).

           (b)    Adjustments to Purchase Price.

                  (i) The Purchase Price is based on the estimated Net Working Capital (as hereinafter defined) as of the Closing Date being equal to $16,078,000 (the "Target"). For purposes of this Agreement, "Net Working Capital" shall mean the amount by which, as of the date in question (being June 30, 2001 or the Closing Date, as the case may be), the aggregate of: (i) the Accounts Receivable referred to in Section 1(a)(vi) (less normal reserves recorded for the Business, but with no reserve for any receivable from Check, and excluding that portion of the receivable from Check which is the subject of a



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                                                                              5.

                         dispute with Seller, which the parties agree is $295,000 as at June 30, 2001 and $692,000 as at the
                         Closing Date); (ii) the Inventory referred to in
                         Section 1(a)(i), excluding all inventory relating to the 900/1300 printing systems, and the Inventory being calculated on gross values only with no deduction for reserves; and (iii) the prepaid expenses and deposits relating to the Business referred to in Section 1(a)(v); is in excess of (iv) the accounts payable and accrued liabilities of the Business; and (v) the cancellation fees referred to in Section 2(g). The parties acknowledge that attached hereto as Exhibit 2(b) is a calculation of the Net Working Capital of the Business as at June 30, 2001 (the "June 30th Statement"). The parties acknowledge that the calculation of Net Working Capital on the June 30th Statement was prepared solely for purposes of the Purchase Price adjustment herein contemplated and excludes the 900/1300 printing systems from the inventory figures.

                         Within 45 days after the Closing Date, Seller shall deliver to Check and to Check's independent public auditors a statement (the "Closing Date Statement"), which Closing Date Statement shall set forth the Net Working Capital as of the Closing Date (the "Closing Date Net Working Capital") and the amount by which the Closing Date Net Working Capital is greater than or less than the Target. The parties agree that the Closing Date Statement shall be prepared solely in accordance with the following provisions:

                         A. the methods and practices to be used in preparing the Closing Date Statement, including the reserve policies for Accounts Receivable, will be consistent with the methods, practices and policies used in preparing the June 30th Statement, including those described in the notes to the June 30th Statement (the "June 30th Methods, Practices and Policies");

                         B. the Closing Date Statement shall reflect only changes in the Net Working Capital from June 30, 2001 to the Closing Date, based upon the application of the June 30th Methods, Practices and Policies, and shall not reflect any changes in valuation of the Net Working Capital from the numbers set forth on the June 30th Statement;

                         C. the Closing Date Statement shall be prepared on the assumption that the Business will continue to be operated in the ordinary course in a manner consistent with that in which it was operated prior to Closing; and

                         D. there will be no accrued liability in the Closing Date Statement for any roof repairs required for the leased premises at 5030 Timberlea Blvd.



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                                                                              6.

                               The Closing Date Statement shall be accompanied by working papers setting forth the calculations showing the basis for the determination of such sums.

                         (ii) Check, Buyer and Seller agree that each of them will, and will respectively cause their respective auditors to cooperate and assist in the preparation or review of the Closing Date Statement and the calculation of the Closing Date Net Working Capital and in the conduct of the audits, reviews, inventories and inspections to be undertaken in connection with the preparation of the Closing Date Statement, including but not limited to making available such books and records, work papers, facilities and personnel as may be necessary.

                         (iii) In the event that Check, in good faith, disputes
                               the Closing Date Statement or the calculation of the Closing Date Net Working Capital, Check shall notify Seller in writing (the "Dispute Notice") setting forth in detail the items, amount, nature and basis of such dispute, within sixty (60) business days after delivery of the Closing Date Statement. In the event of such dispute, Seller and Check shall first use their diligent good faith efforts to resolve such dispute between themselves. If the parties are unable to resolve any items in dispute within twenty (20) business days after delivery of the Dispute Notice, then such unresolved items in dispute shall be submitted to an independent nationally recognized accounting firm with no material relationship to either Seller or Check, such firm to be mutually agreed upon by Seller and Check or, if Seller and Check fail to agree upon or refuse to select such a firm within ten (10) calendar days after written request therefor by either of them, such an independent nationally recognized accounting firm shall be selected by Seller and Check in accordance with the rules of the American Arbitration Association then in effect (such accounting firm shall be referred to as the "Arbitrator"). Within forty-five (45) business days, the Arbitrator shall determine the remaining disputed items and report to the Seller and Check in writing with respect to such items. The Arbitrator shall, in connection with the resolution of any such dispute, have access to all books and records, documents, records, work papers, facilities and personnel necessary to perform its functions as arbitrator. The Arbitrator's decision shall be in writing and shall be final, conclusive and binding on all parties. A judgment on the determination made by the Arbitrator pursuant to this clause (iii) may be entered into and enforced by any court of appropriate jurisdiction.

                         (iv) The Purchase Price shall be increased or decreased on a dollar for dollar basis by the amount by which the Closing Date Net Working Capital, as determined in accordance with the foregoing provisions, is greater than or less than the Target; provided that no




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                                                                              7.

                               adjustment will be made if the difference between the Closing Date Net Working Capital and the Target is less than $25,000. If the Closing Date Net Working Capital exceeds the Target (the "Excess") and the amount of the Excess is more than $25,000, Buyer shall forthwith pay to Seller the Excess, together with interest on the Excess calculated from the Closing Date to and including the date of payment at an interest rate per annum equal to the prime rate of Citibank (New York) on the Closing Date as published in The Wall Street Journal, by wire transfer of good funds into a commercial bank account to be designated by Seller. If the Closing Date Net Working Capital is less than the Target (the "Shortfall") and the amount of the Shortfall is more than $25,000, then Seller shall forthwith pay to Buyer the Shortfall, together with interest at the aforesaid rate from the Closing Date to and including the date of payment, by wire transfer of good funds into a commercial bank account to be designated by Buyer.

                  (c) Allocation of Purchase Price. The purchase price shall be allocated in accordance with Exhibit 2(c) attached hereto. The allocation set forth in Exhibit 2(c) shall be adopted by the parties hereto for all purposes, including federal, state and provincial income tax purposes. Buyer and Seller shall each prepare and file in a timely manner all appropriate information and forms required in respect of this sale and purchase of the Purchased Assets under the Income Tax Act (Canada) (the "Act") and the Internal Revenue Code. In the event there is any adjustment of the Purchase Price pursuant to Section 2(b) of this Agreement, any adjustment shall be applied first to Inventories, then to any other assets acquired; provided, however, that any adjustment attributable to: (i) a shortfall in Accounts Receivable shall be allocated against Accounts Receivable, to the extent thereof, and (ii) an Inventory shortfall shall be allocated against Inventory, to the extent thereof. Seller (through its general partners with authority to act on behalf of the partnership and all of the partners thereof) and Buyer agree, in a timely manner, to elect under Section 22 of the Act and any similar provisions of any applicable provincial legislation, as to the sale of Accounts Receivable forming part of the Purchased Assets and contemplated in Section 22 of the Act and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets as set forth in Exhibit 2(c) as consideration paid by Buyer therefor and to file such election in accordance with the provisions of Section 22 of the Act and any applicable provincial legislation.

                  (d) Sales Tax. The Purchase Price is exclusive of taxes. Buyer shall be solely responsible for the payment of any and all sales, transfer, value-added, goods and services, stamp duty and/or similar taxes or assessments (excluding taxes on the net income of Seller) which may be imposed by authorities in the United States, Canada or any other country and/or any jurisdictions therein and thereof as a result of, or as a requirement prior to, the consummation of the transactions contemplated by this Agreement. Buyer will pay to Seller all such taxes (i) in respect of the Purchase Price,






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                                                                              8.

                  on Closing; (ii) in respect of an adjustment to the Purchase Price under Section 2(b), at the time that a determination of the final Purchase Price is made, if an amount is then due from Buyer to Seller; and (iii) in respect of all other amounts or transactions, at the time such amount is paid by Buyer to Seller. Seller will accept properly completed and valid exemption certificates where applicable. For purposes of Ontario sales tax, a valid vendor permit number must be included in the purchase exemption certificate.

                  The parties hereby agree that they shall elect jointly pursuant to the provisions of subsection 167(1) of the Excise Tax Act (Canada) (the "Excise Act") by completing at or prior to closing all prescribed forms and related documents in such manner as is prescribed, so that for purposes of the Excise Act, no goods and services tax will be payable in respect of the purchase and sale of the Purchased Assets (the "Joint Election"). Buyer hereby covenants that after the Closing Date, it will file the Joint Election with Canada Customs and Revenue Agency in a manner and within the time prescribed by the Excise Act, and will provide Seller with written confirmation of such filing.

                  In the event that an election under subsection 167(1) of the Excise Act cannot be validly made by the parties, or Canada Customs and Revenue Agency does not accept in whole or in part such election by the parties, Buyer: (a) shall pay to Seller, in addition to any amounts payable by Buyer under this Agreement, all goods and services tax payable pursuant to the Excise Act in respect of the property and services supplied hereunder including, without limitation, such tax calculated on or in respect of the value of the consideration paid or payable by Buyer under this Agreement; and (b) shall pay and shall indemnify and save harmless Seller from any penalties and interest which may be payable by or assessed against Seller under the Excise Act due to the supplies made under this Agreement not being eligible for the subsection 167(1) election.

          (e) Assumption of Lease and Contract Obligations. In addition to the payments provided for above, Buyer shall assume at the Closing all obligations of Seller from and after the Closing under the Leases and the Contracts.

          (f) Assumption of Liabilities. Except as specifically provided for in this Agreement, Buyer shall not assume or take title to the Purchased Assets subject to, or in any way be liable or responsible for, any liabilities or obligations of Seller or the Business or otherwise, except for:

                  (i) Seller's liabilities for accounts payable, accrued expenses and other liabilities of the Business, to the extent reflected on the June 30th Statement or the Closing Date Statement;

                  (ii) all liabilities and obligations in respect of any purchases for the Business for which orders were made by Seller in the ordinary course of business prior to the date of this Agreement and in



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                                                                              9.

                           respect of purchases for which orders were made by Seller in the ordinary course of business after the date of this Agreement but prior to the Closing Date; in each case which orders are still outstanding as at the Closing Date,

                  (iii) property and use taxes accrued on or before Closing and reflected on the June 30th Statement or the Closing Date Statement;

                  (iv) all obligations to be assumed by Buyer pursuant to clause (e) above with respect to the Leases and Contracts;

                  (v) all liabilities and obligations to employees of the Business that are expressly assumed by Buyer and Check pursuant to Section 4(b)(ii);

                  (vi) all liabilities and obligations under Seller's standard equipment warranties (described in Section 2(f)(vi) of the Disclosure Schedule) for products of the Business which have been sold or leased by Seller before the Closing and regardless of where such products are located or by whom such products are serviced, as well as all service warranty obligations contained in the service contracts being assumed by Buyer as listed in Section 1(a)(vii) of the Disclosure Schedule (the "Assumed Service Contracts");

                  (vii) all liabilities and obligations of Seller for customer support and services (including liabilities and obligations to customers whose purchased products are no longer covered by warranty), either pursuant to the "Xerox Total Satisfaction Guarantee" for the Business described in Section 2(f)(vi) of the Disclosure Schedule or pursuant to the obligations of Seller under the Assumed Service Contracts;

                  (viii) all liabilities, obligations and expenses of Seller related to those items of pending litigation listed in Section 3(c) of the Disclosure Schedule; provided that Buyer will have no liability for the Delphax UK litigation referred to in number 2 of such Section 3(c);

                  (ix)     all liabilities and obligations assumed pursuant to
                           Section 2(h) with respect to the Delphax pension plan; and

                  (x) the Cancellation Fees (as defined in Section 2(g)) for those purchase orders which have been cancelled prior to the date of this Agreement as listed in
                           Section 2(g) of the Disclosure Schedule;

                  (the liabilities and obligations referred to in clauses (i) to (x), inclusive, being hereinafter collectively called the "Assumed Liabilities").

                  Except as specifically included in the definition of Assumed Liabilities above, Buyer shall have no responsibility for any agreements, liabilities or

                                                                             10.

                  obligations of Seller of any nature whatsoever, whether existing or hereafter arising, and whether known or unknown to Buyer or Seller (the "Excluded Liabilities"). To the extent Buyer becomes liable to pay or perform any such Excluded Liability, Seller agrees to indemnify Buyer with respect thereto pursuant to the provisions of Section 9 of this Agreement.

           (g) Cancellation Fees. The parties acknowledge and agree that the purchase orders listed in Section 2(g) of the Disclosure Schedule (the "Cancelled Orders") have been cancelled prior to June 30, 2001 and that the amount of the cancellation fees in respect of such Cancelled Orders are set forth in Section 2(g) of the Disclosure Schedule (the "Cancellation Fees"). The parties agree that the Cancellation Fees will be reflected as a current liability for purposes of calculating the Net Working Capital in both the June 30th Statement and (to the extent still unpaid as at the Closing Date), the Closing Date Statement. In the event that the Cancellation Fees are not paid by Buyer or if the actual Cancellation Fees paid by Buyer are less than those reflected in the Closing Date Statement (the amount of such excess being hereinafter called the "Excess Liability"), Buyer shall forthwith pay to Seller the full amount of any such Excess Liability, the intention being that Buyer shall only be entitled to an adjustment for the lesser of the Cancellation Fees set forth in the Closing Date Statement and the actual Cancellation Fees paid by Buyer. Buyer shall provide such evidence as Seller may require with respect to the Cancelled Orders and the amount paid by Buyer with respect to such Cancelled Orders.

           (h) Assumption of Pension Plan. Effective as of the Closing, Delphax Canada shall assign to Buyer and Buyer shall assume from Delphax Canada, all of the rights and obligations of Delphax Canada in respect of its sponsorship and administration of the Registered Pension Plan for Employees of Delphax Systems (the "Pension Plan"), including without limitation, all rights and obligations of Delphax Canada under Policy GA 5509-1-RPP, issued by The Mutual Life Insurance Company of Canada (now Clarica Life Insurance Company), and any other contracts or agreements relating to the funding, administration or investment of the Pension Plan. In order to effect such assignment and assumption, Delphax Canada and Buyer shall cooperate to prepare and execute such documents and to take such steps or carry out such actions which are necessary or required under Applicable Law and by the appropriate regulatory authorities.

3.                REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby warrants and represents to Buyer that, as of the date hereof, and except as set forth in the Disclosure Schedule:

           (a) Organization and Standing of the Business. Each of the entities comprising Seller is duly organized, validly existing and in good standing, and qualified to operate the Business under the laws of the United States, Canada and all other countries, all appropriate jurisdictions therein, and other locations as required by law in which the Business is conducted.

                                                                             11.

                  Seller has full power and authority to carry on the Business as now conducted and to own and operate the Business as well as its assets and properties. A true, correct and complete copy of Seller's partnership agreement has been provided or made available to Check.

           (b) Compliance. This Agreement has been duly executed and delivered by Seller and is binding upon and enforceable against Seller, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Seller has obtained all internal and Xerox consents and approvals which are necessary in order for Seller to enter into this Agreement and has obtained or will obtain prior to Closing all other necessary consents and approvals required to consummate this transaction as contemplated herein. The consummation of the transactions contemplated hereby will not result in the breach of any of the terms, provisions or conditions of, or constitute a default under or violate, as the case may be, Seller's partnership agreement, or any other agreement, lease, license or other document or undertaking, oral or written, to which Seller is bound (subject to obtaining the necessary consents thereunder), or by which any of the Purchased Assets may be affected.

           (c) Litigation and Regulation. There is no litigation, suit or governmental proceeding, administrative or judicial, pending, nor to the knowledge of Seller threatened, against Seller with respect to the Business and/or the Purchased Assets which might materially affect the Business or the Purchased Assets. Neither Seller (with respect to the Business) nor the Business is subject to, or in material violation or default in any material respect of, any order, writ, injunction or decree of any court, administrative agency or Governmental Authority and both Seller (with respect to the Business) and the Business are in material compliance with all laws, rules, regulations and orders applicable to the Business and are in possession of all material governmental licenses necessary to the conduct of the Business, and such licenses are valid and in full force and effect. There are no unresolved complaints pending against the Business before any Governmental Authority.

           (d) Title to Properties; Liens and Encumbrances. Seller has (or will have, as at Closing) good and marketable title to all of the Purchased Assets being conveyed to Buyer under this Agreement, subject to no mortgage, pledge, lien, encumbrance or charge. On Closing, Seller will be the only Xerox entity with any interest in the assets of the Business located in North America, other than the Excluded Assets. On Closing, the Purchased Assets will be conveyed to Buyer free and clear of any mortgage, pledge, lien, encumbrance or charge, save and except for those which secure the liabilities to be assumed by Buyer pursuant to Section 2(f), those listed in Section 1(a)(iii) of the Disclosure Schedule, and as otherwise agreed to by Buyer.

                                                                             12.

           (e) Due Performance. Seller is not in default or to the knowledge of Seller, alleged to be in default in any respect under, or in violation in any respect of, any material provision of any agreement, lease or contract which is being assumed by Buyer pursuant to this Agreement or by which Seller (with respect to the Business) or any of the Purchased Assets may be affected, and to the knowledge of Seller, no other party is in default thereunder, and to the knowledge of Seller, there exists no condition or event which after notice or lapse of time or both would constitute a default by any party thereto.

           (f) Liabilities. The Business has no material liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except to the extent fully reflected as a liability on the June 30th Statement or the Closing Date Statement, the Assumed Liabilities to be assumed by Buyer pursuant to Section 2(f), and the Excluded Liabilities not being assumed by Buyer.

           (g) Documents. Seller has made or will make available to Buyer prior to Closing true and correct copies of each of the Contracts in its possession and of each of the Leases. Section 1(a)(vii) of the Disclosure Schedule indicates which of the Contracts are not in Seller's possession.

           (h) Employees. Section 3(h) of the Disclosure Schedule contains a detailed list of all of the employees of Seller as at the date set forth therein, as well as their compensation, benefits and titles, and details of any written employment agreements. The employees of Seller are not represented by any union or subject to any collective bargaining agreement and to the knowledge of Seller, none of such employees are engaged in any organizational activities. No notice has been received by Seller of any complaint filed with any Governmental Authority or other body alleging against Seller unfair labour practices, human rights violations, employment discrimination charges, or the like, and, to the knowledge of Seller, there are no existing facts which would lead to any such charge. For the past three (3) years, there have not occurred any work stoppages, walkouts or strikes. No notice has been received by Seller of any pending claim asserting any failure to comply with any Applicable Law relating to employment of labour, wages, hours, collective bargaining, withholding taxes on employee compensation, or employee health and benefits.

           (i) Listing of Inventory and Fixed Assets. Section 3(i) of the Disclosure Schedule contains a listing of the costs associated with the Inventory and fixed assets of the Business as at June 30, 2001.

           (j) Books and Records. All of the books and records of Seller relating to the Purchased Assets and the Assumed Liabilities are substantially complete and correct and have been maintained in accordance with good business practice and all Applicable Law; provided that no representation or warranty is being made by Seller that any of such books and records have been prepared or maintained in accordance with generally accepted accounting principles.

                                                                             13.

           (k) Insurance. Section 3(k) of the Disclosure Schedule contains a complete and correct list of all currently active policies of insurance of which Seller is the owner, insured or beneficiary with respect to the Business, or covering any of the Purchased Assets. Section 3(k) of the Disclosure Schedule also contains a list of any pending claims under each such policy or predecessor policy with respect to the Business or the Purchased Assets. All policies set forth are outstanding and in full force and effect, and there are no outstanding unpaid and overdue premiums thereunder. No notice of cancellation or non-renewal with respect to, or disallowance of any claim with respect to the Business or the Purchased Assets under, any such policy has been received by Seller.

           (l) Intellectual Property. For purposes of the representations and warranties contained in this Section 3(l) only, the term "Transferred Intellectual Property" is deemed to include the DELPHAX INTELLECTUAL PROPERTY GROUP A which is being assigned to Check pursuant to Section 2.1 of the IP Agreement. Section 3(l) of the Disclosure Schedule lists all of the intellectual property which is owned or licensed by Seller and used in the conduct of the Business. There is no pending litigation or other legal action with respect to any of the Transferred Intellectual Property to be sold to Buyer, and no order, holding, decision or judgment has been rendered by any authority, and no agreement consent or stipulation exists to which Seller is a party or of which it has knowledge, which would prevent Seller, or after the Closing, Buyer, from using any of such Transferred Intellectual Property (subject to obtaining all necessary consents thereunder). The Transferred Intellectual Property is free of any liens or encumbrances. Seller has not received any notice or inquiry indicating or claiming that the current or previous activities of Seller in connection with the Business infringe upon the intellectual property rights of any third party. The Transferred Intellectual Property, together with the intellectual property to be assigned or licensed to Buyer pursuant to the IP Agreement, the software license agreement contemplated therein and the intellectual property listed in Section 3(l) of the Disclosure Schedule, constitutes all of the intellectual property necessary to conduct the Business as it is now being conducted. Seller is not subject to any right to compensation belonging to former or current employees for any of the Transferred Intellectual Property. There are no agreements relating to or affecting the Transferred Intellectual Property or the use or ownership of any Transferred Intellectual Property by Seller in the Business, including, but not limited to, confidentiality and non-disclosure agreements, assignments or agreements to assign, development agreements or settlement agreements, other than those entered into with customers of the Business as listed in Section 1(a)(vii) of the Disclosure Schedule or those which are incidental to the supply of products to customers, the third party rights and cross-licenses listed in Sections 1(a)(iii) and 3(l) of the Disclosure Schedule, and confidentiality and non-disclosure agreements with prior prospective purchasers of the Business.

                                                                             14.

           (m) Hazardous Substances. The Business is being operated in material compliance with all Applicable Law, including those applicable to Hazardous Substances. There are no orders, rulings or directives issued or pending against Seller with respect to the Business pursuant to any environmental laws requiring any work, repairs or capital expenditures. No notice has been received by Seller of any pending environmental investigation or proceeding with respect to the operation of the Business.

           (n) Residence of Delphax Canada. The only partners of Delphax Canada are Xerox Canada Inc. and Xerox Canada Ltd. as at the date hereof. Each of these partners and the Delphax Canada partnership is not a non-resident of Canada within the meaning of the Act.

           (o) 900/1300 Printing Systems. The 900/1300 printing systems in Inventory and fixed assets are being sold to Buyer on an "as is where is" basis. No representation or warranty is made with respect to such 900/1300 printing systems (including, without limitation, any representation or warranty as to the merchantability of the systems) and no representation or warranty contained in this Agreement shall be construed as having any application to the 900/1300 printing systems. The representation and warranty in this Section 3(o) will not be construed as expanding the scope of the Assumed Liabilities with respect to the 900/1300 printing systems as set forth in
                  Section 2(f) hereof.

           (p) Material Contracts. All material contracts presently used to operate the Business are listed or cross-referenced in Section 3(p) of the Disclosure Schedule, including the following:

                  (i) any contract relating to the employment of any person by Seller, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other similar employee benefit plan;

                  (ii) any loan or advance to, or investment in any other person or any contract relating to the making of any such loan, advance or investment;

                  (iii) any guarantee or other contingent liability with respect of any indebtedness of any other person;

                  (iv) any management, service, consulting or any other similar arrangement, or any noncompetition agreement;

                  (v) any agreement which by its terms involves the payment after the Closing Date by or to Seller of an amount equivalent to $25,000 or more;

                  (vi) any contract limiting the freedom of Seller to engage in any line of business or to compete with any other person;

                                                                             15.

                  (vii) any contract for the purchase of raw materials or supplies for, or the furnishing of services to, the Business, (i) for which comparable goods or services are not readily available in the ordinary course of business, at prices at or similar to those which Seller has agreed to pay under such contract, or (ii) the quantities of which are in excess of the normal operating practices of the Business;

                  (viii) any distributor, sales representative or agency agreements to which Seller is a party, regardless of amounts involved;

                  (ix) any material contract not entered into in the ordinary course of business which is not cancelable without penalty within 30 days;

                  (x) any power of attorney granted by or to Seller, other than a power of attorney which is incidental to any contract already listed; and

                  (xi) any lease, conditional sales or other agreement pursuant to which Seller leases, has purchased or holds possession of, but not title to, any real or material personal property, whether as lessor, lessee, purchaser, seller, bailee, pledgee or the like.

                  Each Contract listed in Section 1(a)(vii) of the Disclosure
                  Schedule is (i) as to Seller, in full force and effect and there exists no material default or violation by Seller of any such Contract or any event, occurrence, condition or act (including the Closing of the purchase of the Purchased Assets, subject to obtaining any necessary consents thereunder) now or at Closing which constitutes, or with the giving of notice or the lapse of time or both would become, a material default thereunder by Seller, and (ii) as to the other party or parties to such Contracts, each such Contract in full force and effect as to such other party or parties and, to the knowledge of Seller, there exists no material default or violation by the other party or parties or event, occurrence, condition or act (including the Closing of the purchase of the Purchased Assets) now or at Closing which constitutes, or with the giving of notice or the lapse of time or both would become, a material default thereunder by the other party or parties. Seller has not incurred and will incur no cost, expense, liability or obligation under any Contract which is not expressly contemplated in such Contract. Seller either has delivered to Buyer or made available for inspection by Buyer a true, correct and complete copy of each Contract, or will do so prior to Closing.

           (q) Warranty or Other Claims. No warranty has been provided by Seller to its customers other than the standard equipment warranties described in Section 2(f)(vi) of the Disclosure Schedule and any warranties provided pursuant to service contracts. Seller's liabilities and obligations to provide customer support and services to customers of the Business after Closing arise only pursuant to (i) service contracts with customers; (ii) the standard equipment warranties described in Section 2(f)(vi) of the Disclosure Schedule; and
                  (iii) the "Xerox Total Satisfaction Guarantee" described in

                                                                             16.

                  Section 2(f)(vi) of the Disclosure Schedule. Section 3(q) of the Disclosure Schedule sets forth a list of the products of the Business which are being serviced by Seller pursuant to warranty claims as at the date of this Agreement.

           (r) Leased Real Estate. Seller does not own any real property. The only real property used in connection with the Business is the real property leased by Seller pursuant to the Leases listed in Section 1(a)(iv). Each such Lease is (i) as to Seller, in full force and effect and there exists no material default or violation by Seller of any Lease or any event, occurrence, condition or act (including the Closing of the purchase of the Purchased Assets, subject to obtaining any necessary consents thereunder) now or at Closing which constitutes, or with the giving of notice or the lapse of time or both would become, a material default thereunder by the Seller, and (ii) as to the other party or parties to such Leases, each such Lease in full force and effect as to such other party or parties and, to the knowledge of Seller, there exists no material default or violation by the other party or parties or event, occurrence, condition or act (including the Closing of the purchase of the Purchased Assets) now or at Closing which constitutes, or with the giving of notice or the lapse of time or both would become, a material default thereunder by the other party or parties. Seller has not incurred and will incur no cost, expense, liability or obligation under any Lease which is not expressly contemplated in such Lease. Seller has delivered to Buyer or made available for inspection by Buyer a true, correct and complete copy of each Lease. No representation or warranty is made by Seller concerning the condition of the leased property or the building, fixtures, structures or improvements situated thereon.

4.                COVENANTS BY THE PARTIES

           (a)    Seller.

                  (i) Carrying on Business. Seller agrees that, from the date hereof to the Closing:

                          A. Except for the matters referred to in Exhibit 4(a), it will conduct the Business and its affairs only in the manner in which they are being conducted immediately prior to the date of this Agreement.

                          B. Except as otherwise required by law, it shall afford to the officers, counsel, accountants and other representatives of Buyer and Check full and free access to Seller's personnel, properties, records and books of account at all reasonable times, and to furnish such officers and representatives all such documents and copies of documents and information as Buyer and Check may reasonably request. The documents, copies and information so furnished to Buyer and Check are solely for the purposes of this Agreement and are to be kept strictly confidential until the Closing,

                                                                             17.

                               and Buyer and Check shall not disclose the same prior to the Closing to anyone other than their respective authorized officers, employees, agents, counsel and accountants, who shall be advised of these provisions. The foregoing provisions are in addition to those contained in the letter agreement respecting confidentiality between Xerox and Check dated November 20, 2000.

                  (ii) Matters requiring Buyer's Consent. Other than the matters referred to in Exhibit 4(a), Seller shall not, in connection with the operation of the Business from the date hereof to the Closing Date, without the prior written consent of Buyer, which will not be unreasonably withheld:

                          A. Increase the rate or form of compensation or fringe benefits to or for the benefit of any agent or employee outside the ordinary course of its business;

                          B. Make any commitments for capital expenditures nor sell, transfer, invalidate or dispose of any of the assets of the Business, except in the ordinary course of its business; or

                          C. Incur any indebtedness except in the ordinary course of business, cause any material adverse change to be made in its financial affairs, or allow any tax or other liability to be extended by waiver of the statutes of limitation or otherwise.

                  (iii) Payment of Monies. To the extent Seller receives any monies after the Closing Date which are otherwise due and payable to Buyer pursuant to the terms of this Agreement, Seller will pay such monies to Buyer promptly following Seller's receipt thereof.

                  (iv) Change of Name. Seller shall take all actions necessary to change its and its affiliates' respective corporate, business or trade names within sixty (60) days of the Closing Date so that such names do not include the name "Delphax" or any derivative thereof.

           (b)    Buyer and Check.

                  (i) Buyer Compliance with Agreement. Check hereby covenants and agrees with Seller that it will cause Buyer to comply with all of its covenants, agreements and obligations under this Agreement, including, without limitation, completing the purchase of the Purchased Assets, payment of the Purchase Price and assumption of the Assumed Liabilities upon the terms and conditions herein contained, as fully and to the same extent as if Check were the buyer of the Purchased Assets and had signed this Agreement in the place of Buyer, and Check agrees that it will be jointly and

                                                                             18.

                          severally liable with Buyer for compliance with all of such covenants, agreements and obligations.

                  (ii) Employees. Buyer and Check jointly and severally covenant and agree with Seller that on the Closing Date, Buyer shall offer employment to each of the employees of the Business whose names are set forth in
                          Section 3(h) of the Disclosure Schedule and who are still employed with Seller on the Closing Date, on the same terms and conditions as are in effect on the Closing Date including, without limitation, those relating to compensation and benefits (described in Section 3(h) of the Disclosure Schedule); Buyer and Check will further provide to the long term disability employees identified in Section 3(h) of the Disclosure Schedule (the "LTD Employees") the same or equivalent benefits and insurance coverage as are being received by, or to which the LTD Employees are entitled, immediately prior to the Closing Date. In addition to their indemnity obligations pursuant to Section 9(b) hereof, Buyer and Check shall assume and jointly and severally indemnify Seller from and against all losses, damages, costs, expenses and deficiencies suffered, incurred or sustained by Seller, including reasonable attorneys' fees and expenses, as a result of: (a) any and all obligations with respect to any such employees who accept Buyer's offer of employment, for all purposes including, without limitation, compensation, benefits, and severance and termination obligations required by applicable law, as if they had been employed by Buyer since their individual dates of hire by Seller; (b) any and all severance and termination costs incurred by Seller pursuant to applicable law or Seller's normal severance and termination policies with respect to any such employees who do not accept Buyer's offer of employment for any reason whatsoever; and (c) any and all costs and obligations with respect to the provision of the aforesaid benefits and insurance coverage for the LTD Employees, as well as any and all severance and termination obligations required by applicable law with respect to the LTD Employees and any obligations pursuant to the Pension Plan and insurance policies referred to in Section 2(b) with respect to the LTD Employees. The parties acknowledge and agree that it is their intention that Seller have no liability for any severance or termination costs pursuant to applicable law or Seller's normal severance and termination policies with respect to any employees of the Business listed in Section 3(h) of the Disclosure Schedule, under any circumstances whatsoever, and that Buyer and Check will have sole liability for all such severance and termination costs. Buyer and Check shall have no liability for any bonuses paid or payable to senior management of the Business which relate solely to the successful completion of the within sale transaction.

                  (iii) Bulk Sales. Buyer and Check hereby waive compliance with all applicable bulk sales legislation.

                                                                             19.

                  (iv) Record Retention. After the Closing, Buyer and Check shall retain all books and records required to be retained pursuant to obligations imposed by any Applicable Law in respect of the pre-closing operations of Seller, specifically including any income tax returns and books and records required to prepare such tax returns. Except as provided in the immediately preceding sentence, to the extent any Applicable Law requires a longer retention period, Buyer and Check will retain all books and records for a period of seven years after the Closing. After the end of such seven-year period (or any greater period provided by law), before disposing of any such books and records, Buyer and Check will give notice to such effect to Seller and give Seller at its sole cost and expense, an opportunity to remove and retain all or any part of such records as Seller may elect.

                  (v) Post-Closing Access. After the Closing, upon reasonable notice, each party to this Agreement will give, or cause to be given, to the representatives, employees, counsel and accountants of the other parties to this Agreement access, during normal business hours, to books and records of the Business relating to periods prior to or including the Closing, and will permit such persons to examine and copy such books and records to the extent reasonably requested by the other parties in connection with tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes; provided, however, that nothing in this Agreement will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information or information that is privileged or similarly protected from disclosure. Buyer and Check will provide or make available to Seller access to, and assistance from, employees of Buyer and Check for the purposes of, and with the limitations described in, the preceding sentence. Buyer, Check and Seller will cooperate with each other in the conduct of any tax audit, claim for refund of taxes, or similar proceedings involving or otherwise relating to the Business (or the income therefrom or assets therefor) with respect to any tax as may be necessary to carry out the intent of this paragraph. Buyer will prepare on a timely basis for filing by Seller all sales tax returns and all goods and services tax returns of Seller relating to periods prior to the Closing Date which are due to be filed with the tax authorities on a date that is after the Closing Date.

                  (vi) Acknowledgement re Competition. Buyer and Check hereby acknowledge and agree that except as provided in the non-competition agreement referred to in Section 6(e)(viii), nothing in this Agreement or this transaction shall in any way limit the ability of Seller or Xerox to carry on business following the Closing in

                                                                             20.

                          such manner as Seller and Xerox shall determine from time to time.

                  (vii) Payment of Service Contract Revenues. Buyer and Check agree that all revenues from the software and usage contracts of Seller referred to in the note to Section 1(b)(vii) of the Disclosure Schedule will be paid to Xerox promptly upon receipt thereof by Buyer or Check.


5.                REPRESENTATIONS AND WARRANTIES OF BUYER AND CHECK

                  Buyer and Check jointly and severally represent and warrant to Seller that, as of the date hereof, and as of the date of Closing:

           (a) Organization and Standing of Buyer and Check. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. Check is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Each of Buyer and Check is qualified to operate its business under the laws of each jurisdiction in which its business is conducted. Each of Buyer and Check has full power and authority to carry on its business as now conducted and to own and operate its business as well as its assets and properties.

           (b) Authorization. The execution and delivery of this Agreement by Buyer and Check and the performance of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and Check, and this Agreement is binding upon and enforceable against Buyer and Check, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

           (c) Compliance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the articles of incorporation or by-laws of Buyer or Check, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which it may be bound, or by which any of its property or assets may be adversely affected.

           (d) Legal Proceedings. There is no legal proceeding in progress, pending or threatened against Buyer or Check and no judgment, decree, injunction or award of any court or tribunal outstanding against Buyer or Check which might adversely affect the ability of Buyer or Check to enter into this Agreement or perform its obligations hereunder or thereunder.

                                                                             21.

           (e) Investment Canada Act; GST Status. Buyer is a non-Canadian within the meaning of the Investment Canada Act (Canada). Buyer is or will be registered for purposes of the Excise Tax Act (Canada) and its GST number will be furnished to Seller at least 10 business days prior to Closing.

6.                CONDITIONS TO BUYER'S AND CHECK'S OBLIGATIONS

                  The obligations of Buyer and Check to consummate this Agreement shall be subject to and shall be conditioned upon each of the following conditions, any one or more of which may be waived by Buyer or Check:

           (a) No Breach or Omission. Buyer and Check shall not have discovered any material error, misstatement or omission in any of the representations or warranties made by Seller in this Agreement, and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing shall have been complied with and performed in all material respects.

           (b) No Material Changes. The representations and warranties made by Seller in Section 3 above and in the Disclosure Schedule shall be correct in all material respects on and as of the Closing with the same force and effect (except as affected by the transactions contemplated herein or otherwise approved in writing by Buyer and Check) as though such representations had been made on and as of the Closing (provided that information given as of a specific date will continue to be given as of that date), and none of the covenants contained in Section 4(a) above shall have been breached in any material respect as of the Closing.

           (c) Governmental Regulation. No consent, approval, authorization or order of any court or Governmental Authority or administrative body not obtained and in effect on the Closing Date shall be required for the consummation of the transactions contemplated by this Agreement, and no regulation, claim, proceeding, investigation or litigation, either administrative or judicial, shall be threatened or pending against Seller, or Buyer, or Check or applicable to any of them, which, in the opinion of counsel for Buyer and Check, presents a reasonable probability that the transactions contemplated by this Agreement would be enjoined or prevented, or that the Business of Seller would be materially and adversely affected. At the Closing, there shall exist no violations of any federal, state or local law, ordinance or regulation materially affecting the Purchased Assets or the Business.

           (d) Payment of Liens and Encumbrances. On or before the Closing Date, Seller shall make any and all payments required to remove the liens and encumbrances on the Purchased Assets in accordance with the second sentence of Section 3(d) hereof.

           (e) Items To Be Delivered By Seller. At the Closing, Seller shall deliver to Buyer, in form and substance satisfactory to Buyer, the following:

                                                                             22.

                  (i) A bill of sale conveying the Purchased Assets to be conveyed by Seller under this Agreement. Buyer and Check acknowledge that such Purchased Assets will be conveyed to Buyer at the location in which they are situated as at the Closing Date.

                  (ii) Assignments of the Leases, Contracts and Transferred Intellectual Property described in Sections 1(a)(iv),
                          (vii) and (iii), respectively, of the Disclosure Schedule, including Seller's interest in any and all security and other deposits.

                  (iii) A certificate, executed and sworn to by Seller confirming that (i) as of the Closing, all of the warranties and representations set forth in this Agreement are true and correct in all material respects, and all covenants and agreements set forth in this Agreement have been satisfied in all material respects, and (ii) Seller has delivered original Leases, Contracts and other agreements assumed by Buyer pursuant to this Agreement and all amendments thereto, to the extent same are in the possession of Seller.

                  (iv) Certified copies of all actions and/or resolutions executed by the appropriate parties pursuant to
                          Section 3(b) herein.

                  (v) Discharges or partial discharges, as applicable, of any mortgage, pledge, lien, encumbrance or charge required to ensure that the representation and warranty set forth in the second sentence of Section 3(d) is true and correct as at the Closing Date.

                  (vi) Such other documents, instruments and certificates required of Seller as are contemplated herein to effect and complete the Closing.

                  (vii) Exhibits and Disclosure Schedule updated to reflect any material changes thereto from the date of this Agreement to the Closing Date; provided that information given as of a specific date will continue to be given as of such date and such date will not be further updated.

                  (viii) A non-competition agreement from Xerox and Seller in the form attached as Exhibit 6(e)(viii).

                  (ix) Termination of any cross-license agreements between Xerox and Seller with respect to the Transferred Intellectual Property and the DELPHAX INTELLECTUAL PROPERTY GROUP A to be assigned to Check pursuant to the IP Agreement.

           (f)    Consents. All parties to the Leases specifically identified in
                  Exhibit 6(f) shall have consented to the transactions contemplated hereby or have waived the preferential or other rights they would otherwise have by reason of such transactions.

                                                                             23.

           (g) Competition Filings. (i) The Commissioner shall have issued an Advance Ruling Certificate under Section 102 of the Competition Act (Canada) (the "Competition Act") in respect of the transactions contemplated herein; or (ii)(A) the applicable time period under Section 123 of the Competition Act shall have expired; and (B) the Commissioner shall have advised Buyer and Check (on terms and in form satisfactory to them) that he does not oppose the transactions under this Agreement or intend to apply to the Competition Tribunal for an order under Section 92 of the Competition Act in respect of the transactions, or (iii)(A) the Commissioner shall have provided the parties a waiver from complying with Part IX of the Competition Act; and (B) the Commissioner shall have advised Buyer and Check (on terms and in form satisfactory to them) that he does not oppose the transactions or intend to apply to the Competition Act in respect of the transactions. Buyer and Check agree make the filings required by the Competition Act promptly after the execution of this Agreement.

           (h) Parts Supply Agreement. Xerox shall have executed a Parts Supply Agreement in the form attached hereto as Exhibit 6(h).

           (i) Financing. Buyer shall have obtained financing for the transactions pursuant to this Agreement on terms acceptable to Buyer.

           (j) IP Agreement. Xerox and Seller shall have executed the IP Agreement.

7.                CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligations of Seller to consummate this Agreement shall be subject to and shall be conditioned upon each of the following conditions, any one or more of which may be waived by Seller:

           (a) No Breach or Omission. Seller shall not have discovered any material error, misstatement or omission in any of the representations or warranties made by Buyer and Check in this Agreement, and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer and Check on or before the Closing shall have been complied with and performed in all material respects.

           (b) Performance. The representations and warranties made by Buyer and Check in Section 5 above shall be correct in all material respects on and as of the Closing with the same force and effect (except as affected by the transactions contemplated herein or otherwise approved in writing by Seller) as though such representations had been made on and as of the Closing, and none of the covenants contained in Section 4(b) above shall have been breached in any material respect as of the Closing.

           (c) Governmental Regulation. No consent, approval, authorization or order of any court or Governmental Authority or administrative body not obtained and in effect on the Closing Date shall be required for the consummation of the transactions contemplated by this Agreement, and no regulation, claim, proceeding, investigation or litigation, either administrative or

                                                                             24.

                  judicial, shall be threatened or pending against Seller, or Buyer, or Check or applicable to any of them, which, in the opinion of counsel for Seller, presents a reasonable probability that the transactions contemplated by this Agreement would be enjoined or prevented.


           (d) Items to be Delivered by Buyer and Check. At the Closing, Buyer and Check shall deliver to Seller, in form and substance satisfactory to Buyer, the following:

                  (i) Certified copies of all actions and/or resolutions executed by the appropriate parties pursuant to
                          Section 5(b) herein.

                  (ii) A certificate, executed and sworn to by Buyer and Check confirming that as of the Closing, all of the warranties and representations set forth in this Agreement are true and correct in all material respects, and all covenants and agreements set forth in this Agreement have been satisfied.

                  (iii) An acknowledgement and release by Buyer and Check of all claims whatsoever with respect to any and all current or prior agreements between Seller or Xerox and Check or its affiliates (other than this Agreement).

                  (iv) Such other documents, instruments and certificates required of Buyer and Check as are contemplated herein to effect and complete the Closing.

           (e)    Consents. All parties to the Leases specifically identified in
                  Exhibit 6(f) shall have consented to the transactions contemplated hereby or have waived the preferential or other rights they would otherwise have by reason of such transactions.

           (f) Competition Filings. (i) The Commissioner shall have issued an Advance Ruling Certificate under Section 102 of the ompetition Act in respect of the transactions contemplated herein; or
                  (ii)(A) the applicable time period under Section 123 of the Competition Act shall have expired; and (B) the Commissioner shall have advised Buyer and Check (on terms and in form satisfactory to them) that he does not oppose the transactions under this Agreement or intend to apply to the Competition Tribunal for an order under Section 92 of the Competition Act in respect of the transactions, or (iii)(A) the Commissioner shall have provided the parties a waiver from complying with
                  Part IX of the Competition Act; and (B) the Commissioner shall have advised Buyer and Check (on terms and in form satisfactory to them) that he does not oppose the transactions or intend to apply to the Competition Act in respect of the transactions. Seller agrees to provide any cooperation with Buyer which is reasonably necessary as to Buyer's filing under the Competition Act and to make any filing thereunder on the part of the Seller which reasonably becomes necessary.

           (g)    IP Agreement. Check shall have executed the IP Agreement.

                                                                             25.

           (h) Service and Support Agreement. Buyer and Check shall have executed a service and support agreement with Xerox in the form attached hereto as Exhibit 7(h).

8.                CLOSING; TERMINATION

                  The closing of the transaction contemplated by this Agreement ("Closing") shall take place on any business day specified by Buyer in a written notice to Seller delivered at least ten business days prior to the specified closing date (the "Closing Date") (except that the Closing Date shall be not more than 35 calendar days after the execution and delivery of this Agreement), at 10:00 a.m., at the offices of Messrs. Fraser Milner Casgrain LLP, 1 First Canadian Place, 100 King Street West, Toronto, Ontario, M5X 1B2, or at such other place or time as the parties may mutually agree, and all transactions contemplated hereunder shall be effective as of such date. Seller, Buyer and Check agree to use their best efforts to bring about the satisfaction of the conditions for Closing specified in this Agreement, but if any condition so specified is not satisfied and such condition is not waived in writing by the party for the benefit of whom or which such condition is stated, such party may terminate this Agreement by notice in writing to the other parties, provided that: (a) neither party is entitled to terminate this Agreement if such party's willful breach of this Agreement has prevented the completion of the transactions contemplated by this Agreement; (b) the provisions of Section 2(a)(i) shall apply upon any such termination; and (c) the terminating party reserves all rights and remedies available to it if such termination was as a result of a material misrepresentation or breach of a warranty or covenant on the part of the other party. Any such conditions not so waived in writing shall nevertheless be deemed to have been waived by the party for the benefit of whom or which such condition is stated, if such party shall not so terminate this Agreement.

9.                INDEMNIFICATION

           (a) By Seller. All entities comprising Seller (including, without limitation, each of the partners of Delphax Canada) jointly and severally agree to indemnify, reimburse and hold Buyer and Check harmless against and from all losses, damages, costs, expenses and deficiencies suffered, incurred or sustained by Buyer or Check, including reasonable attorneys' fees and expenses, as a result of (i) the untruth of any representation or the breach of any warranty, covenant or agreement made by Seller in this Agreement or in any document, exhibit, agreement or certificate given in connection with this Agreement; (ii) the untruth of any certificate required under this Agreement to be delivered by Seller at the Closing; and
                  (iii) any obligations relating to the Business or the Purchased Assets which have not been expressly assumed by Buyer as set forth in this Agreement.

           (b) By Buyer and Check. Buyer and Check hereby agree to jointly and severally indemnify, reimburse and hold harmless Seller, Xerox and their respective affiliates against and from all losses, damages, costs, expenses and deficiencies suffered, incurred or sustained by Seller, including reasonable attorneys' fees and expenses, as a result of (i) the untruth of any representation or the breach of any warranty, covenant or agreement made by Buyer or Check in this Agreement or in any document, exhibit,

                                                                             26.

                  agreement or certificate given in connection with this Agreement; (ii) the untruth of any certificate required under this Agreement to be delivered by Buyer and Check at the Closing; (iii) the failure of Buyer or Check to discharge any of the Assumed Liabilities; or (iv) the parties not being entitled to validly make an election under subsection 167(1) of the Excise Act or the Canada Customs and Revenue Agency not accepting in whole or in part such election by the parties.

           (c) Limitation. Notwithstanding any other provision of this Agreement, Buyer and Check shall not assert against Seller any claim or claims for indemnity unless the aggregate amount of the claim or claims asserted to date, including the claim or claims then being asserted, is at least $350,000 (and then only to the extent that the amount of the claim or claims exceeds $350,000), provided that the foregoing de minimis will not apply to any claims with respect to Seller's title to the Purchased Assets or Buyer being required to discharge any of the Excluded Liabilities. The amount of any Purchase Price adjustment pursuant to Section 2(b) shall not be included in determining whether the aforesaid limit of $350,000 has been reached.

                  The obligation of Seller to indemnify Buyer and Check shall apply only to the extent the losses, damages, costs, expenses and deficiencies are not covered by insurance carried by Buyer or Check.

                  In no event shall the aggregate liability of Seller in respect of any claims for indemnity or for any other claims whatsoever exceed $7,000,000.

                  The indemnity obligations of the parties contained herein shall be subject to the limitation periods referred to in
                  Section 10(a).

           (d)    Procedure for Indemnification.

                  (i) A party claiming indemnification under this Section 9 (an "Indemnitee") shall give notice to the party against which indemnification is claimed (an "Indemnitor") with reasonable promptness upon becoming aware of the claim or other facts upon which a claim for indemnification will be based. The notice shall set forth such information and be accompanied by such documentation with respect thereto as is then reasonably available to the Indemnitee.

                  (ii) The Indemnitor shall have the right, exercisable by notice to the Indemnitee, given within twenty (20) days following receipt of the aforesaid notice from the Indemnitee, to undertake and assume control of the defense of any such claim asserted by a third party (a "Third Party Claim"), including the right of compromise or settlement thereof, and the Indemnitee shall co-operate in such defense and make available all information and documentation requested by the Indemnitor with respect thereto; provided, however, that:

                                                                             27.

                          A. the Indemnitor shall first deliver to the Indemnitee written acceptance of liability for indemnification with respect to any such Third Party Claim and written consent to be joined as a party to any Legal Proceeding relating thereto; and

                          B. the undertaking and assumption of control of the defense, compromise and/or settlement of any such Third Party Claim shall, by its terms, be without expense, cost or other liability to the Indemnitee.

                  (iii) Upon the assumption of control by the Indemnitor as aforesaid, the Indemnitor shall diligently proceed with the defense, compromise or settlement of such Third Party Claim at the Indemnitor's sole expense; and in connection therewith, the Indemnitee shall cooperate fully with, but at the expense of, the Indemnitor, to make available to the Indemnitor all pertinent information, documentation and witnesses under the Indemnitee's control and to make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary or desirable to enable the Indemnitor to conduct such defense.

                  (iv) The final determination of any such Third Party Claim, including all related expenses, costs and other liabilities, shall be binding and conclusive upon the parties hereto as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitor hereunder.

                  (v) In the event that the Indemnitor fails to give notice to the Indemnitee as provided in clause (ii) above or in the event that the Indemnitor declines to undertake the defence of any such Third Party Claim when first notified thereof, the Indemnitee shall keep the Indemnitor advised as to the current status and progress thereof, and the Indemnitor shall retain the right to undertake the defense thereof as aforesaid until such Third Party Claim is fully resolved. Unless and until the Indemnitor so undertakes the defense thereof, the Indemnitee agrees not to make any offer of compromise or settlement thereof without first having given ten (10) days' notice to the Indemnitor. In the event that the Indemnitor so undertakes the defense of any such Third Party Claim the Indemnitee shall nevertheless be entitled to participate in (but not control or direct) the defense, compromise or settlement thereof with counsel of its own choice, and the parties agree to co-operate fully with one another in connection with the defense, compromise or settlement thereof; provided, however, that any decision to settle any such Third Party Claim shall be at the Indemnitor's sole discretion. From and after delivery of the items referred to in clauses (A) and
                          (B) of clause (ii) above, the Indemnitor shall be relieved of the obligation to reimburse the Indemnitee for any other legal, accounting or other out-of-pocket

                                                                             28.

                          costs and expenses thereafter incurred by the Indemnitee with respect to the defense, compromise or settlement of such Third Party Claim notwithstanding any participation by the Indemnitee therein.

10.               MISCELLANEOUS PROVISIONS

           (a) Nature and Survival of Representations, Warranties and Agreements. All statements contained in any certificate or other instrument expressly required to be delivered by this Agreement, or made on behalf of any party pursuant hereto or in connection with the transactions contemplated hereby: (i) shall be deemed representations and warranties provided hereunder; and (ii) shall not be affected by any knowledge or investigation or by the acceptance of any certificate or opinion. Any representations and warranties made by the parties hereto (except to the extent that any such representation and warranty is corrected or updated in writing prior to Closing, in which case only the corrected or updated version shall survive the Closing as herein contemplated) shall survive the Closing for a period of eighteen (18) months from the Closing Date and upon the expiry of such period, the party which made such representations or warranties shall have no further liability to the other parties except for claims which were made prior to the expiry of such period. The foregoing time limit shall not apply with respect to any claims as to Seller's title to the Purchased Assets, which claims will continue until the applicable statute of limitations shall have barred any claim thereon and shall be effective regardless of any investigation which may have been made at any time by or on behalf of Buyer. There shall be no time limit on claims for a breach of any agreement or covenant of the parties made herein, all of which shall survive the Closing.

           (b) Assignment of Contracts. To the extent the assignment of any agreement, contract, commitment, lease or other asset to be assigned to Buyer shall require the consent, approval or acknowledgement of any person, this Agreement shall not constitute a contract to assign same if an attempted assignment would constitute a breach thereof.

           (c) Exhibits and Disclosure Schedule. Exhibits and the Disclosure Schedule referred to in this Agreement are hereby made a part hereof.

           (d) Parties in Interest and Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the respective heirs, personal representatives, successors and assigns of Seller, Buyer and Check.

           (e) Assignment and Amendment of Agreement. This Agreement shall not be assignable by any of the parties hereto except with written consent of all other parties hereto. This Agreement may be amended only by written agreement of all the parties hereto.

           (f) Notices. Any and all notices and other communications to either party hereunder shall be in writing and deemed delivered (i) upon receipt if by

                                                                             29.

                  hand, overnight courier or telecopy (provided that in the event of a telecopy, concurrently therewith a copy is mailed in accordance with clause (ii) hereof), and (ii) three days after mailing by first class, certified mail, postage prepaid, return receipt requested, as follows:

                  (i)      If to Seller, to:

                           Xerox Corporation
                           800 Long Ridge Road
                           Stamford, Connecticut
                           USA 06904
                           Attention: Chief Financial Officer
                           Fax No. (203) 968-3991

                           With copies to:
                           Xerox Corporation
                           800 Long Ridge Road
                           Stamford, Connecticut
                           USA 06904
                           Attention: General Counsel
                           Fax No. (203) 968-3446

                           - and -

                           Fraser Milner Casgrain LLP
                           P.O. Box 100, 1 First Canadian Place
                           Toronto, Ontario,  M5X 1B2
                           Attention:  Barbara A. Conway
                           Fax No.  (416) 863-4592

                  (ii)     If to Buyer or Check, to:

                           Check Technology Corporation
                           12500 Whitewater Drive
                           Minnetonka,  MN.  55343
                           Attention:  Chief Financial Officer
                           Fax No. (952) 939-1151

                           With a copy to:
                           Lindquist & Vennum, PLLP
                           4200 IDS Center
                           80 South 8th Street
                           Minneapolis, MN    55402
                           Attention:  Richard D. McNeil
                           Fax No.  (612) 371-3207

                  or to such other address as hereafter shall be furnished in writing by any of the parties hereto to the other parties hereto.

                                                                             30.

           (g) Entire Understanding. This Agreement sets forth the entire understanding of the parties, and it shall not be changed or terminated orally. All prior discussions between the parties pertaining to this transaction, both written and oral, are superseded by and merged into this Agreement.

           (h) Disclaimer of Other Representations and Warranties. Seller does not make, and has not made, any representations or warranties relating to Seller, the Purchased Assets or the Business or any other matter in connection with the transactions contemplated by this Agreement, other than those expressly set out herein and made by Seller. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or presentations are not and shall not be deemed to be or include any representation or warranty of Seller, save and except as expressly contained herein as a representation or warranty made by Seller. No statements made or information provided by Seller, its employees, personnel or representatives, to Buyer, its representatives or auditors, shall be construed as being representations or warranties or shall have any legal force or effect whatsoever, except to the extent expressly set forth in this Agreement.

                  In addition to and without limiting the generality of the foregoing, Buyer and Check hereby acknowledge that Seller has or will be providing to (i) Check's independent public auditors a letter containing information and representations concerning the Purchased Assets and the Business; (the "Auditors Letter"); and (ii) Check's bankers a letter from Delphax Systems management containing information and management's opinion with respect to the DP330 printers (the "Bankers Letter") (collectively the "Letters"). Buyer and Check hereby acknowledge that the Auditors Letter is being provided to Check's auditors only, and the Bankers Letter is being provided to Check's bankers only, and in each case, not to Check, Buyer or any other party. Check and Buyer agree that they shall not rely on the Letters for any purpose whatsoever and that nothing in the Letters shall be, or shall be deemed to be, a representation or warranty concerning Seller, the Purchased Assets or the Business. Check and Buyer hereby remise, release and forever discharge Seller, Xerox and their respective affiliates from and against any and all actions, causes of action, suits, demands, debts, dues, accounts, bonds, covenants, contracts, liabilities, damages and all other claims which Buyer, Check, their affiliates and their successors and assigns, ever had, now has or may in the future have for or by reason of or in any way arising out of the Letters and the delivery thereof to Check's auditors and bankers.

           (i) Headings. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement, or the intent of any provisions thereof.

           (j) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                                                                             31.

           (k) Further Acts. At the Closing and from time to time after the Closing, at the request of Buyer and without further consideration (except for any reasonable out-of-pocket expenses necessarily incurred by Seller), Seller shall promptly execute and deliver to Buyer such certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action, as may reasonably be requested by Buyer more effectively to confirm any obligation assumed by Buyer pursuant to this Agreement and to sell, convey, assign and transfer to and vest in Buyer or to put Buyer in possession of the Purchased Assets and all benefits related thereto. To the extent that any consents, waivers or approvals necessary to convey the Purchased Assets to Buyer are not obtained prior to Closing, Seller shall (a) provide to Buyer, at the request of Buyer, the benefits of any such asset, and hold the same in trust for Buyer; (b) cooperate in any reasonable and lawful arrangement, approved by Buyer, designed to provide such benefits to Buyer; and (c) enforce and perform, at the request of Buyer, for the account of Buyer, any rights or obligations of Seller arising from any such Purchased Asset against or in respect of any third person, including the right to elect to terminate any contract, arrangement or agreement in accordance with the its terms thereof upon the advice of Buyer.

           (l) Liability. Any and all obligations or liabilities under this Agreement by Seller shall be joint and several obligations or liabilities of the entities comprising Seller and any and all obligations or liabilities of Delphax Canada shall be joint and several obligations and liabilities of the partners of Delphax Canada. By signing this Agreement as partners of Delphax Canada, such partners acknowledge their joint and several liability as aforesaid. Any and all obligations or liabilities under this Agreement by Buyer and Check shall be joint and several and each of them guarantees the full and faithful performance of the other as to all terms, conditions, provisions, representations and warranties made by each of them under this Agreement.

           (m) Attorneys' Fees. In the event an action in law or in equity is required to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs in addition to any other relief to which that party may be entitled. The prevailing party will be that party who, in light of the issues litigated and the court's decision on those issues, was determined by the court to be the more successful in the action, but need not be the party who actually received a judgement.

           (n) Governing Law; Arbitration of Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America. Without prejudice to each party's right to seek injunctive or mandatory relief from a court, the parties agree that all other disputes arising under this Agreement, or any alleged breach hereof, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Each arbitration shall be conducted in Chicago, Illinois, and

                                                                             32.

                  judgment on the arbitrator's award may be entered in any court having jurisdiction. If it is determined by the arbitrator that one party has generally prevailed on the issues, then the other party shall bear the cost of the arbitration proceedings, including without limitation the arbitrator's compensation and expenses and the reasonable attorneys fees of the prevailing party; otherwise, the cost of the arbitrator's compensation and expenses shall be borne one-half by Buyer and one-half by Seller.

           (o) Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement refer to lawful money of the United States.

           (p) English Language. The parties confirm that it is their wish that this Agreement as well as any other documents relating hereto including notices, have been and shall be drawn upon in English only. Les parties aux presents confirment leur volonte que cette convention de meme tous les documents, y compris tous avis, s'y rattachment, soient rediges en anglais seulement.

           (q) Certain Definitions. The following capitalized terms shall have the meanings indicated below:

                  (i) "Applicable Law" means all laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders and licenses of any Governmental Authority, interpretations of any of the foregoing by a Governmental Authority having jurisdiction or any arbitrator or other judicial or quasi-judicial tribunal (including without limitation those pertaining to health, safety and the environment).

                  (ii) "Governmental Authority" means any supranational, national, federal, state, departmental, county, municipal, regional or other governmental authority, agency, board, body, instrumentality or court in whatever country having jurisdiction in whole or in part over Seller or the Business.

                  (iii) "Hazardous Substances" means any substance, material or waste which is as of the Closing Date regulated or, on or before the Closing Date, is, to the knowledge of Seller, proposed to be regulated as a contaminant, pollutant, dangerous, hazardous, toxic or similar description, by any Governmental Authority, including, but not limited to, any material or substance which is designated subject to regulation as a hazardous or toxic substance pursuant to any Applicable Law.

                  (iv) "Knowledge", in the case of Seller, means the actual knowledge of the senior management of Seller who are actively involved in or familiar with the operations of the Business, but without having made any independent investigation or enquiry of the subject matter in question.

                                                                             33.

           (r) Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows:

                  (i)     by the mutual consent of Seller and Buyer;

                  (ii) by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement (or if pursuant to Section 10(a) the other party requires in order to close a correction or update of one or more of its representations or warranties that would constitute a material change from that representation or warranty as made at the time of this Agreement is executed); provided that the terminating party shall give notice to the other party forthwith upon learning of such misrepresentation or breach and the other party shall have a period of ten
                          (10) business days within which to remedy same; or

                  (iii) by Buyer or Seller, in accordance with the provisions of Section 8.

                                                                             34.


                  In the event of termination of this Agreement by either Buyer or Seller as provided in this Section, all provisions of this Agreement shall terminate and shall be of no further force or effect; provided, however, that the liability of any party for any breach by such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement for a period of one year from the date of such termination and, in addition, in any action for breach of contract in the event of a termination of this Agreement, the prevailing party shall be reimbursed by the other party to the action for reasonable attorneys' fees and expenses relating to such action.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.



                      CHECK TECHNOLOGY CANADA LTD.
                      AN ONTARIO CORPORATION

                      By:________________________________________

                         Chief Executive Officer



                      CHECK TECHNOLOGY CORPORATION
                      A MINNESOTA CORPORATION

                      By:________________________________________

                         Chief Executive Officer



                      DELPHAX SYSTEMS
                      A MASSACHUSETTS GENERAL PARTNERSHIP

                      By:  Xerox Canada Inc., a general partner

                         By: ____________________________________

                         Its: ___________________________________




                      By:  Xerox Canada Ltd., a general partner

                         By: ____________________________________


                         Its: ___________________________________



                      DELPHAX SYSTEMS, INC.
                      A DELAWARE CORPORATION

                      By: _______________________________________


                      Its: ______________________________________